Exhibit 99.1

United Community Bancorp and Subsidiaries

Consolidated Financial Statements

June 30, 2018 and 2017

With Independent Auditors’ Report

TABLE OF CONTENTS

Independent Auditors’ Report	1

Consolidated Financial Statements:

Statement of Financial Condition	2

Statement of Income	3

Statement of Comprehensive Income	4

Statement of Changes in Stockholders’ Equity	5

Statement of Cash Flows	6-7

Notes to Financial Statements	8-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

United Community Bancorp and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of United Community Bancorp and Subsidiaries (the Company) as of June 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 1999.

Cincinnati, Ohio

September 13, 2018

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)	June 30, 2018	June 30, 2017
Assets
Cash and due from banks	$1,748	$2,029
Interest-earning deposits in other financial institutions	35,713	24,856

Cash and cash equivalents	37,461	26,885
Investment securities:
Securities available for sale—at estimated market value	74,265	79,188
Securities held to maturity—at amortized cost	41,586	41,954
Mortgage-backed securities available for sale—at estimated market value	52,353	68,374

Investment securities	168,204	189,516
Loans receivable, net	307,402	282,477
Loans available for sale	501	1,005
Property and equipment, net	6,319	6,603
Federal Home Loan Bank stock, at cost	3,527	3,527
Accrued interest receivable:
Loans	938	865
Investments and mortgage-backed securities	1,091	1,137
Other real estate owned, net	—	93
Cash surrender value of life insurance policies	17,121	17,023
Deferred income taxes	3,087	3,266
Prepaid expenses and other assets	2,417	1,817
Goodwill	2,522	2,522
Intangible asset	78	195

Total assets	$550,668	$536,931

Liabilities and Stockholders’ Equity
Deposits	$469,247	$453,655
Advances from FHLB	6,833	8,833
Accrued interest on deposits	17	13
Accrued interest on FHLB advance	7	8
Advances from borrowers for payment of insurance and taxes	789	571
Accrued expenses and other liabilities	2,139	2,560

Total liabilities	479,032	465,640
Stockholders’ equity
Preferred stock, $ 0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $ 0.01 par value; 25,000,000 shares authorized, 5,149,564 shares issued at June 30, 2018 and June 30, 2017; 4,217,619 and 4,205,980 shares outstanding at June 30, 2018 and June 30, 2017, respectively.	51	51
Additional paid-in capital	51,934	51,517
Retained earnings	36,389	34,839
Less shares purchased for stock plans	(1,458)	(1,860)
Treasury Stock, at cost—931,945 and 943,584 shares at June 30, 2018 and June 30, 2017, respectively.	(12,243)	(12,397)
Accumulated other comprehensive income:
Unrealized loss on securities available for sale, net of income taxes	(3,037)	(859)

Total stockholders’ equity	71,636	71,291

Total liabilities and stockholders’ equity	$550,668	$536,931

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

	For the Year Ended June 30,
(In thousands, except per share data)	2018	2017
Interest income:
Loans	$12,935	$11,816
Investments and mortgage-backed securities	4,716	4,364

Total interest income	17,651	16,180

Interest expense:
Deposits	2,348	2,058
Borrowed funds	184	211

Total interest expense	2,532	2,269

Net interest income	15,119	13,911
Provision for loan losses	89	55

Net interest income after provision for loan losses	15,030	13,856

Noninterest income:
Service charges	3,181	3,106
Gain on sale of loans	274	644
Gain on sale of investments	9	79
Gain (loss) on sale of other real estate owned	93	(13)
Loss on sale of fixed assets	(60)	—
Income from bank owned life insurance	610	622
Other	460	358

Total noninterest income	4,567	4,796

Noninterest expense:
Compensation and employee benefits	8,974	8,585
Premises and occupancy expense	1,079	1,191
Deposit insurance premium	165	166
Advertising expense	382	401
Data processing expense	1,855	1,820
Merger expense	973	—
Intangible amortization	117	117
Professional fees	573	703
Other operating expenses	1,251	1,269

Total noninterest expense	15,369	14,252

Income before income taxes	4,228	4,400
Income tax provision	1,269	953

Net income	$2,959	$3,447

Basic earnings per share	$0.73	$0.85

Diluted earnings per share	$0.72	$0.84

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	For the Year Ended June 30,
(In thousands)	2018	2017
Net income	$2,959	$3,447
Other comprehensive income, net of tax
Net unrealized loss on available for sale securities net of taxes of $(445) and $(1,398) for the years ended June 30, 2018 and 2017, respectively.	(2,171)	(2,190)
Reclassification adjustment for the net realized gain on sale of available for sale securities included in net income, net of taxes of $(2) and $(31) for the years ended June 30, 2018 and 2017, respectively.	(7)	(48)

Comprehensive income	$781	$1,209

Accumulated comprehensive income (loss)	$(3,037)	$(859)

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Shares Purchased for Stock plans	Treasury Stock	Unrealized Gain (Loss) on Securities Available for Sale	Total
Balance at July 1, 2016	$51	$51,320	$32,484	$(2,335)	$(12,445)	$1,379	$70,454
Net income	—	—	3,447	—	—	—	3,447
Cash dividends of $0.06 per share	—	—	(713)	—	—	—	(713)
Cash dividends of $0.09 per share	—	—	(379)	—	—	—	(379)
Shares repurchased	—	—	—	—	(273)	—	(273)
Amortization of ESOP shares	—	141	—	310	—	—	451
Restricted stock award	—	3	—	165	—	—	168
Stock option expense	—	80	—	—	—	—	80
Proceeds from exercise of stock options	—	(66)	—	—	321	—	255
Restricted stock and stock option exercise windfall APIC adjustment	—	39	—	—	—	—	39
Unrealized loss on investments:
Net change during the period, net of deferred taxes of $(1,429)	—	—	—	—	—	(2,238)	(2,238)

Balance at June 30, 2017	$51	$51,517	$34,839	$(1,860)	$(12,397)	$(859)	$71,291
Net income	—	—	2,959	—	—	—	2,959
Cash dividends of $0.10 per share	—	—	(1,632)	—	—	—	(1,632)
Amortization of ESOP shares	—	241	—	189	—	—	430
Restricted stock award	—	41	—	151	—	—	192
2006 Restricted stock transf to treasury	—	—	—	62	(62)	—	—
Stock option expense	—	85	—	—	—	—	85
Proceeds from exercise of stock options	—	(30)	—	—	216	—	186
Reclassification of stranded tax effects from change in Federal tax rate	—	—	223	—	—	(223)	—
Restricted stock and stock option exercise windfall APIC adjustment	—	80	—	—	—	—	80
Unrealized loss on investments:
Net change during the period, net of deferred taxes of ($443)	—	—	—	—	—	(1,955)	(1,955)

Balance at June 30, 2018	$51	$51,934	$36,389	$(1,458)	$(12,243)	$(3,037)	$71,636

See accompanying notes to consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended June 30,
(In thousands)	2018	2017
Operating activities:
Net income	$2,959	$3,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	357	411
Provision for loan losses	89	55
Deferred loan origination costs	(143)	(71)
Amortization of premium on investments	1,634	1,766
Proceeds from sale of loans	11,278	24,125
Loans disbursed for sale in the secondary market	(10,500)	(23,703)
Gain on sale of loans	(274)	(644)
Amortization of intangible asset	117	117
Amortization of acquisition-related loan yield adjustment	(112)	(118)
Gain on sale of investment securities	(9)	(79)
Loss on sale of fixed assets	60	—
(Gain) loss on sale of other real estate owned	(93)	13
Gain recognized from death benefit on bank owned life insurance	(160)	(149)
Increase in cash surrender value of life insurance	(450)	(473)
Stock-based compensation	277	248
Amortization of ESOP shares	430	451
Deferred income taxes	845	236
Effects of change in operating assets and liabilities:
Accrued interest receivable	(27)	(120)
Prepaid expenses and other assets	(600)	83
Accrued interest payable	3	(1)
Accrued expenses and other	(341)	(1,531)

Net cash provided by operating activities	5,340	4,063

Investing activities:
Proceeds from maturity of available for sale investment securities	1,503	530
Proceeds from maturity of held to maturity securities	134	61
Proceeds from sale of available for sale investment securities	596	6,935
Proceeds from repayment of mortgage-backed securities and collateralized mortgage obligations available for sale	21,886	18,839
Proceeds from sale of mortgage-backed securities available for sale	—	11,087
Proceeds from sale of fixed assets	154	—
Proceeds from sale of other real estate owned	349	86
Purchases of available for sale investment securities	(7,053)	(21,937)
Purchases of held to maturity investment securities	—	(1,480)
Purchases of mortgage-backed securities available for sale	—	(15,690)
Proceeds from bank owned life insurance death benefit	512	419
Net increase in loans	(24,922)	(15,327)
Capital expenditures	(287)	(137)

Net cash used in investing activities	(7,128)	(16,614)

Financing activities:
Net increase in deposits	15,592	14,770
Repayments of Federal Home Loan Bank advances	(2,000)	(3,167)
Dividends paid to stockholders	(1,632)	(1,092)
Repurchases of common stock	—	(273)
Proceeds from exercise of stock options	186	255
Net increase (decrease) in advances from borrowers for payment of insurance and taxes	218	(37)

Net cash provided by in financing activities	12,364	10,456

Net increase (decrease) in cash and cash equivalents	10,576	(2,095)
Cash and cash equivalents at beginning of period	26,885	28,980

Cash and cash equivalents at end of period	$37,461	$26,885

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Community Bancorp, a federal corporation (“old United Community Bancorp”) completed its conversion from the mutual holding company form of organization to the stock holding company form on January 9, 2013. As a result of the conversion, United Community Bancorp, an Indiana corporation (“United Community Bancorp” or “Company”), became the holding company for United Community Bank (“Bank”), and United Community MHC and old United Community Bancorp, ceased to exist. As part of the conversion, all outstanding shares of old United Community Bancorp common stock (other than those owned by United Community MHC) were converted into the right to receive 0.6573 of a share of United Community Bancorp common stock resulting in 2,089,939 shares issued in the exchange without giving effect to cash distributed for fractional shares. In addition, a total of 3,060,058 shares of common stock were sold in the subscription and community offerings at the price of $8.00 per share, including 194,007 shares of common stock purchased by the ESOP. The completion of new United Community Bancorp’s public offering raised $24.4 million in gross proceeds, which after payment of $2.8 million in offering expenses, resulted in net proceeds of $21.6 million.

The information in this report as of or for periods prior to the conversion date of January 9, 2013 refers to old United Community Bancorp, except share and per share information which have been restated to give retroactive recognition to the conversion ratio of 0.6573.

The Company, through the Bank, operates in a single business segment providing traditional banking services through its office and branches in Southeastern Indiana. UCB Real Estate Management Holdings, LLC, a wholly-owned subsidiary of the Bank, was formed for the purpose of holding and operating real estate assets that are acquired by the Bank through, or in lieu of, foreclosure. UCB Financial Services, Inc., a wholly-owned subsidiary of the Bank manages a portion of the Bank’s municipal bond portfolio and collects commissions from a wealth management partner.

On March 11, 2018, the Company, United Community Bank, Civista Bancshares, Inc. (“Civista”) and Civista Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Civista (the “Merger”). Immediately following the Merger, United Community Bank will merge with and into Civista Bank.

Under the terms of the Merger Agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 1.027 shares of Civista’s common stock and $2.54 in cash. At the effective time of the Merger, each share of unvested Company common stock will fully vest and will be converted into the right to receive the merger consideration. In addition, at the effective time of the Merger, each option to acquire shares of the Company’s common stock will automatically vest and be cancelled and converted into the right to receive in cash from United Community Bank the amount by which the sum of $2.54 and the “effective time value” per share exceeds the exercise or strike price of such stock option, subject to receipt of Civista of executed stock option surrender agreements in a form acceptable to Civista and United Community. If the exercise price of a stock option equals or exceeds the sum of $2.54 and the effective time value, such stock option will be cancelled without any payment in exchange.

United Community will be entitled to deduct and withhold from any amounts payable in respect of any United Community stock option all such amounts as United Community is required to deduct and withhold under the Code or any provisions of state, local, or foreign tax law. “Effective time value” means the product of (A) the average of the per share closing price of a Civista common share on the Nasdaq Capital Market during the five (5) consecutive full trading days ending on the trading day prior to the effective time of the Merger and (B) the exchange ratio. The transaction is expected to close in September, 2018, subject to the satisfaction of customary closing conditions. All required regulatory and shareholder approvals have been obtained.

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

Subsequent to June 30, 2018, in anticipation of the pending merger with Civista Bancshares, investment securities were sold with resulting sales proceeds of approximately $103.8 million at a total net loss of approximately $3.1 million.

PRINCIPLES OF CONSOLIDATION – The consolidated financial statements include the accounts of the Company, the Bank, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions in the Company’s financial statements are recorded in the allowances for loan and deferred income taxes. Actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS – For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

INVESTMENT SECURITIES – Investment and mortgage-backed securities are classified upon acquisition into one of three categories: held to maturity, trading, and available for sale, in accordance with FASB Accounting Standards Codification (ASC) Topic 320, Investments. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Bank had no trading securities at June 30, 2018 or 2017. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders’ equity, net of deferred taxes.

Interest income on securities is recorded net of applicable premium amortization or discount accretion. Generally, premiums on municipal bonds are amortized to the call date if a call is expected based upon the prevailing level of market interest rates. Discounts on municipal bonds are accreted to the maturity date unless a call is expected based upon the prevailing level of market interest rates.

Generally, premiums and discounts on mortgage-backed securities, collateralized mortgage obligations, and other securities with embedded call options are amortized or accreted as an adjustment to interest income based on the expected average life of the security using the interest method.

Gains and losses realized on the sale of investment securities are accounted for on the trade date using the specific identification method.

LOANS RECEIVABLE – Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation allocations and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans held for sale are recorded at lower of cost or market, determined in the aggregate. Loans are designated for sale as a part of the Bank’s asset/liability management strategy. Market value is determined based on expected volatility in interest rates and the anticipated holding period before the loan is sold. Due to the holding period being short term, the market value and cost of the loans are approximately the same. The Bank had $501,000 and $1.0 million in loans held for sale at June 30, 2018 and 2017, respectively.

The Bank defers all loan origination fees, net of certain direct loan origination costs, and amortizes them over the contractual life of the loan as an adjustment of yield in accordance with ASC 310-20, Receivables – Nonrefundable Fees and Other Costs.

The Bank retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan’s contractual interest rate resulting in a “yield differential.” In addition to previously deferred loan origination fees and cash gains, gains on the sale of loans can represent the present value of the future yield differential less normal servicing fees, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated minimum servicing fee set forth by the government agencies to which the loans are sold. Such servicing fees are amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. If prepayments are lower than original estimates, then the related adjustments are made prospectively.

The mortgage servicing right asset is measured at fair value at each reporting date with changes in the fair value of the servicing asset recorded in earnings in the period in which the changes occur. For purposes of measuring fair value, loans with similar characteristics are pooled together and evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize. Earnings are projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows and costs to service the loans. The present value of future earnings is the estimated market value for the pool based upon assumptions that a third-party purchaser would utilize in evaluating the potential acquisition of the servicing rights.

The allowance for loan and lease losses is increased by charges to income and decreased by charge-offs (net of recoveries).

Management’s evaluation, which occurs no less than quarterly, of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses such as amount of loan, type of loan, concentrations, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, present value of expected future cash flows to support the loan, and current economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Although Management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank’s control.

The Bank’s internal asset review committee reviews each loan with three or more delinquent payments, and each loan ninety days or more past due as to principal or interest and decides whether the circumstances involved give reason to place the loan on nonaccrual status. The Board of Directors reviews this information as determined by the internal asset review committee each month. While a loan is classified as nonaccrual, cash receipts are applied in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction in the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when payments are current, full collectability of principal and interest is reasonably assured and a consistent record of performance has been demonstrated. Interest income is then generally recognized on a cash basis.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank’s investment in multi-family and nonresidential loans, such loans are determined to be cash flow dependent or collateral dependent. Collateral dependent loans, as a practical expedient, are carried at the lower of cost or fair value based upon the most recent real estate appraisals. Cash flow dependent loans are carried at lower of cost or fair value based on the present value of expected future cash flows. Loans which are more than ninety days delinquent and are considered to constitute more than a minimum delay in repayment are evaluated for impairment at that time. It is the Bank’s policy to charge off unsecured credits that are one hundred and twenty days or more delinquent.

From time to time, as part of our loss mitigation strategy, loans may be renegotiated in a troubled debt restructuring (“TDR”) when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. We may consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. TDRs are accounted for as set forth in ASC 310, Receivables. A TDR may be on nonaccrual or it may accrue interest. A TDR is typically on nonaccrual until the borrower successfully performs under the new terms for six consecutive months. However, a TDR may be placed on accrual immediately following the restructuring in those instances where a borrower’s payments are current prior to the modification and management determines that principal under the new terms is fully collectible.

Existing performing loan customers who request a loan modification (“non-TDR”) and who meet the Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers. The fee assessed for modifying the loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred.

CONCENTRATION OF CREDIT RISK – The Bank has residential and commercial loans to customers in local counties in Southeastern Indiana, Northern Kentucky, and Southwestern Ohio. Although the Bank has a diversified loan portfolio, the ability of a substantial portion of its debtors to honor their contracts is dependent upon the local economy. Management maintains deposit accounts with financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts and evaluates the financial condition of the counterparties on a quarterly basis. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

OTHER REAL ESTATE OWNED – Real estate properties acquired through, or in lieu of, foreclosure are initially recorded at the lower of cost or fair value, with fair value based on the value of the underlying collateral at the date of foreclosure, and are transferred to the Bank’s wholly-owned subsidiary, UCB Real Estate Management Holdings, LLC. Holding costs, including losses from operations, are expensed when incurred. Valuations are periodically performed, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

PROPERTY AND EQUIPMENT – Property and equipment is carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Land improvements	7 - 15 years
Buildings	15 - 39 years
Furniture and equipment	3 - 10 years

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to operations in the period incurred.

INCOME TAXES – The Company accounts for income taxes in accordance with ASC 740-10-50. Pursuant to the provisions of ASC 740-10-50, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible or taxable temporary differences or carry forward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carry forward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future. The Company applies a more likely than not recognition threshold for all tax uncertainties.

The Company’s principal temporary differences between pretax financial income and taxable income result primarily from timing differences for certain components of compensation and post-retirement expense, book and tax bad debt deductions, depreciation and amortization of goodwill and other intangible assets.

The determination of current and deferred income taxes is an accounting estimate which is based on the analyses of many factors including interpretation of federal and state income tax laws, the evaluation of uncertain tax positions, differences between the tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Actual results could differ from the estimates and tax law interpretations used in determining the current and deferred income tax liabilities.

EMPLOYEE STOCK OWNERSHIP PLAN – The Company accounts for the United Community Bank Employee Stock Ownership Plan (“ESOP”) in accordance with ASC 718-40, Compensation – Stock Compensation – Employee Stock Ownership Plans. ESOP shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are committed to be released from collateral, the Bank will record compensation expense equal to the current market price of the shares. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is recorded to stockholders’ equity as an adjustment to capital. Additionally, the shares become outstanding for basic net income per share computations.

STOCK-BASED COMPENSATION – The Company applies the provisions of ASC 718, Compensation – Stock Compensation, which requires the Company to measure the cost of employee services received in exchange for awards of equity instruments and to recognize this cost in the financial statements over the period during which the employee is required to provide such services. The Company has elected to recognize compensation cost associated with its outstanding stock-based compensation awards with graded vesting on a straight-line basis pursuant to ASC 718. The expense is calculated for stock options at the date of grant using the Black-Scholes option pricing model. The expense associated with restricted stock awards is calculated based upon the value of the common stock on the date of grant.

EARNINGS PER SHARE – Non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to ASC 260, Earnings per Share, when computing basic and diluted earnings per share. The Company’s restricted share awards contain non-forfeitable dividend rights but do not contractually obligate the holders to share in the losses of the Company. Accordingly, during periods of net income, unvested restricted shares are included in the determination of both basic and diluted EPS. During periods of net loss, these shares are excluded from both basic and diluted EPS.

Basic earnings per share (“EPS”) is based on the weighted average number of common shares and unvested restricted shares outstanding, adjusted for ESOP shares not yet committed to be released. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effects of contracts or securities exercisable or which could be converted into common stock, if dilutive, using the treasury stock method.

The following is a reconciliation of the basic and diluted weighted average number of common shares outstanding:

	June 30,
	2018	2017
Basic weighted average outstanding shares	4,077,019	4,042,537
Effect of dilutive stock options	60,285	44,125

Diluted weighted average outstanding shares	4,137,304	4,086,662

COMPREHENSIVE INCOME – The Company presents in the consolidated statement of comprehensive income (loss) those amounts from transactions and other events which currently are excluded from the consolidated statement of income and are recorded directly to stockholders’ equity.

GOODWILL – In June 2010, the Company acquired three branches from Integra Bank National Association (“Integra”), which was accounted for under the purchase method of accounting. Under the purchase method, the Company is required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess cost over the value of net assets acquired represents goodwill, which is not subject to amortization.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. Goodwill recorded by the Company in connection with its acquisition relates to the inherent value in the business acquired and this value is dependent upon the Company’s ability to provide quality, cost-effective services in a competitive market place. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is not amortized but is tested for impairment when indicators of impairment exist, or at least annually, to determine the reasonableness of the recorded amount. During the year ended June 30, 2013, the Company adopted the provisions of FASB ASC 2011-08, Intangibles – Goodwill and Other (Topic 350), which provides the option to first qualitatively assess whether current events or changes in circumstances lead to a determination that it is more likely than not (defined as a likelihood of more than 50 percent) that the fair value of the reporting unit is less than its carrying amount. Absent such determination, the Company does not need to apply the traditional two-step goodwill impairment test. If the Company does need to proceed to the two-step goodwill impairment test, an impairment loss is recognized in earnings only when the carrying amount of goodwill is less than its implied fair value.

For the years ended June 30, 2018, and 2017, no Goodwill impairment charges were determined to be warranted.

FAIR VALUE OF FINANCIAL INSTRUMENTS – ASC 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate the value. For financial instruments where quoted market prices are not available, fair values are estimated using present value or other valuation methods.

The following methods and assumptions are used in estimating the fair values of financial instruments:

Cash and cash equivalents

The carrying values presented in the consolidated statements of position approximate fair value.

Investments and mortgage-backed securities

For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans receivable

The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial real estate, and consumer. Each loan category is further segmented into fixed and adjustable-rate interest, terms, and by performing and non-performing categories. The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant non-performing loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

Federal Home Loan Bank stock

The Bank is a member of the Federal Home Loan Bank system and is required to maintain an investment based upon a pre-determined formula. The carrying values presented in the consolidated statements of position approximate fair value.

Deposits

The fair values of passbook accounts, interest-bearing checking accounts, noninterest-bearing accounts, and money market savings and demand deposits approximate their carrying values. The fair values of fixed maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar maturities.

Advance from Federal Home Loan Bank

The fair value is calculated using rates available to the Company on advances with similar terms and remaining maturities.

Off-balance sheet items

Carrying value is a reasonable estimate of fair value. These instruments are generally variable rate or short-term in nature, with minimal fees charged.

ADVERTISING – The Company expenses advertising costs as incurred. Advertising costs consist primarily of television, radio, newspaper and billboard advertising.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update 2018-02 was issued in February 2018 and allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The Company has early adopted this amendment and the $223,000 reclassification is reflected in the consolidated financial statements.

ASU 2018-10, Codification Improvements to Topic 842, Leases, represents changes to clarify, correct errors in, or make minor improvements to the Codification. The amendments in this ASU affect the amendments in ASU 2016-02, which are not yet effective, but for which early adoption upon issuance is permitted. For entities that early adopted Topic 842, the amendments are effective upon issuance of this ASU, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718), which simplified the accounting for nonemployee share-based payment transactions. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in this Update improve the following areas of nonemployee share-based payment accounting; (a) the overall measurement objective, (b) the measurement date, (c) awards with performance conditions, (d) classification reassessment of certain equity-classified awards, (e) calculated value (nonpublic entities only), and (f) intrinsic value (nonpublic entities only). The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This Update is not expected to have a significant impact on the Company’s financial statements.

In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10), to clarify certain aspects of the guidance issued in ASU 2016-01.    (1) An entity measuring an equity security using the measurement alternative may change its measurement approach to a fair value method in accordance with Topic 820, Fair Value Measurement, through an irrevocable election that would apply to that security and all identical or similar investments of the same issuer. Once an entity makes this election, the entity should measure all future purchases of identical or similar investments of the same issuer using a fair value method in accordance with Topic 820. (2) Adjustments made under the measurement alternative are intended to reflect the fair value of the security as of the date that the observable transaction for a similar security took place. (3) Remeasuring the entire value of forward contracts and purchased options is required when observable transactions occur on the underlying equity securities. (4) When the fair value option is elected for a financial liability, the guidance in paragraph 825-10- 45-5 should be applied, regardless of whether the fair value option was elected under either Subtopic 815-15, Derivatives and Hedging—Embedded Derivatives, or 825-10, Financial Instruments—Overall. (5) Financial liabilities for which the fair value option is elected, the amount of change in fair value that relates to the instrument specific credit risk should first be measured in the currency of denomination when presented separately from the total change in fair value of the financial liability. Then, both components of the change in the fair value of the liability should be remeasured into the functional currency of the reporting entity using end-of-period spot rates. (6) The prospective transition approach for equity securities without a readily determinable fair value in the amendments in Update 2016-01 is meant only for instances in which the measurement alternative is applied. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. Public business entities with fiscal years beginning between December 15, 2017, and June 15, 2018, are not required to adopt these amendments until the interim period beginning after June 15, 2018, and public business entities with fiscal years beginning between June 15, 2018, and December 15, 2018, are not required to adopt these amendments before adopting the amendments in Update 2016-01. All entities may early adopt these amendments for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, as long as they have adopted Update 2016-01. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2018, the FASB issued ASU 2018-01, Leases (Topic 842), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current lease guidance in Topic 840. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date the entity adopts Topic 842; otherwise, an entity should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in ASU 2016-02. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (“SEC”) filer, such as the Company, should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of ASU 2016-13 is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard in this Update requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which: (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, such as the Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the practical expedients it may elect at adoption, but does not anticipate the amendments will have a significant impact to the financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. However, in August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) to defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, we do not expect the new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company’s financial instruments are not within the scope of Topic 606. However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

NOTE 2 – INVESTMENT AND MORTGAGE-BACKED SECURITIES

Investment securities available for sale at June 30, 2018 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
Mortgage-backed securities	$54,426	$—	$2,073	$52,353
Municipal Bonds	35,753	181	729	35,205
Small Business Admin	8,831	—	224	8,607
Collateralized Mortgage Obligations	28,704	—	1,185	27,519
Certificates of Deposit	2,723	—	—	2,723
Other Equity Securities	210	1	—	211

Total	$130,647	$182	$4,211	$126,618

Investment securities held to maturity at June 30, 2018 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
Municipal bonds	$41,586	$236	$171	$41,651

Investment securities available for sale at June 30, 2017 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
Mortgage-backed securities	$69,335	$83	$1,044	$68,374
Municipal Bonds	36,990	548	597	36,941
Small Business Admin	9,799	—	56	9,743
Collateralized Mortgage Obligations	29,664	1	360	29,305
Certificates of Deposit	2,971	29	—	3,000
Other Equity Securities	210	—	11	199

Total	$148,969	$661	$2,068	$147,562

Investment securities held to maturity at June 30, 2017 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
Municipal bonds	$41,954	$792	$35	$42,711

Gross proceeds on the sale of investment and mortgage-backed securities were approximately $596,000 and $18,022,000 for the years ended June 30, 2018 and 2017, respectively. Gross realized gains for the years ended June 30, 2018 and 2017 were approximately $9,000 and $110,000, respectively. Gross realized losses for the years ended June 30, 2018 and 2017 were approximately $0 and $31,000, respectively.

The amount of investment securities pledged as security for advances from the FHLB totaled $22.8 million and $29.9 million as of June 30, 2018 and 2017, respectively. There were no pledged securities for municipal deposits as of June 30, 2018 and June 30, 2017. The Bank was notified on August 1, 2018 that it would not be required to pledge securities for municipal deposits during the September 2018 quarter.

The mortgage-backed securities, municipal bonds, small business admin, collateralized mortgage obligations, certificates of deposit, and U.S. government agency bonds available for sale have the following maturities at June 30, 2018:

	Amortized cost	Estimated market value
	(In thousands)
Due or callable in one year or less	$1,847	$1,846
Due or callable in 1 - 5 years	76,312	74,196
Due or callable in 5 - 10 years	32,352	31,082
Due or callable in greater than 10 years	19,926	19,283

Total debt securities	$130,437	$126,407

The Company held $41,586,000 and $41,954,000 in investment securities that are being held to maturity at June 30, 2018 and 2017, respectively. The investment securities held to maturity have annual returns of principal and will be fully matured between fiscal years 2019 and 2036.

The expected returns of principal of investments held to maturity are as follows as of June 30, 2018 (in thousands):

2019	$105
2020	135
2021	370
2022	2,817
2023	1,293
Thereafter	36,866

$41,586

The table below indicates the length of time individual investment securities and mortgage-backed securities have been in a continuous loss position at June 30, 2018 and 2017:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
			(Dollars in thousands)
June 30, 2018
Municipal Bonds	$29,635	$253	$12,801	$647	$42,436	$900
Mortgage-backed securities	16,632	380	35,721	1,693	52,353	2,073
Small Business Admin	4,835	145	3,772	79	8,607	224
Collateralized Mortgage Obligations	13,738	590	13,781	595	27,519	1,185
Other equity securities	—	—	—	—	—	—

	$64,840	$1,368	$66,075	$3,014	$130,915	$4,382

Number of investments	93		58		151
June 30, 2017
Municipal Bonds	$19,230	$632	$—	$—	$19,230	$632
Mortgage-backed securities	38,566	812	13,223	232	51,789	1,044
Small Business Admin	9,743	56	—	—	9,743	56
Collateralized Mortgage Obligations	28,129	360	—	—	28,129	360
Other equity securities	—	—	199	11	199	11

	$95,668	$1,860	$13,422	$243	$109,090	$2,103

Number of investments	73		7		80

Securities available for sale are reviewed for possible other-than-temporary impairment on a quarterly basis. During this review, management considers the severity and duration of the unrealized losses as well as its intent and ability to hold the securities until recovery, taking into account balance sheet management strategies and its market view and outlook. Management also assesses the nature of the unrealized losses, taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer or any credit enhancement providers, and the quality of the underlying collateral. Management does not intend to sell these securities in the foreseeable future and does not believe that it is more likely than not that the Bank will be required to sell a security in an unrealized loss position prior to a recovery in its value. The decline in market value is due to changes in market interest rates. The fair values are expected to recover as the securities approach maturity dates.

The detail of interest and dividends on investment securities is as follows:

	For the year ended June 30,
	2018	2017
	(In thousands)
Taxable interest income	$2,482	$2,195
Nontaxable interest income	2,054	2,012
Dividends	180	157

Total	$4,716	$4,364

Mortgage-backed securities available for sale at June 30, 2018 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
FNMA	$46,888	$—	$1,913	$44,975
FHLMC	1,436	—	67	1,369
GNMA	6,102	—	93	6,009

	$54,426	$—	$2,073	$52,353

Mortgage-backed securities available for sale at June 30, 2017 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)
FNMA	$58,855	$66	$964	$57,957
FHLMC	1,861	—	43	1,818
GNMA	8,619	17	37	8,599

	$69,335	$83	$1,044	$68,374

NOTE 3 – FINANCING RECEIVABLES

Financing receivables consist of the following:

	At June 30,
	2018	2017
	(In thousands)
Residential real estate
One- to four-family	$151,456	$144,334
Multi-family	14,489	15,401
Construction	10,483	5,145
Non-Residential real estate – commercial and office buildings	80,694	74,791
Agricultural	3,053	3,874
Land	4,145	3,026
Commercial	13,600	5,383
Consumer	32,070	33,633

	309,990	285,587
Less:
Allowance for losses	3,915	4,294
Deferred loan costs, net	(1,327)	(1,184)

	$307,402	$282,477

As of June 30, 2018, and 2017, the Company was servicing loans for the benefit of others in the amount of $83,039,000 and $81,430,000, respectively. The Company recognized $274,000 and $644,000 of pre-tax gains on sale of loans during the years ended June 30, 2018 and 2017, respectively. The carrying value of mortgage servicing rights approximated $875,000 and $766,000 as of June 30, 2018 and 2017, respectively. No impairment has been identified on the mortgage servicing assets and correspondingly, no valuation allowance has been recognized as of June 30, 2018 and 2017. The total changes in fair value recognized in the consolidated statements of income was an increase of approximately $25,000 for the year ended June 30, 2018 and a decrease of approximately $70,000 for the year ended June 30, 2017.

The Company sells loans in the secondary market. Proceeds from the sales of mortgage loans totaled $11,278,000 and $24,125,000 during the years ended June 30, 2018 and 2017, respectively. The Company had $501,000 and $1,005,000 in one- to four-family fixed rate loans designated as held for sale at June 30, 2018 and 2017, respectively. It is generally management’s intention to hold all other loans originated to maturity or earlier repayment.

The following table provides information with respect to nonaccrual loans.

	At June 30,
	2018	2017
	(In thousands)
Nonaccrual loans:
One- to four-family – owner occupied	$50	$377
One- to four-family – non-owner occupied	116	235
Multi-family residential real estate	—	—
Non-Residential real estate – commercial and office buildings	—	—
Land	3	594
Consumer	175	370
Commercial	—	—
Restructured nonaccrual loans:
One- to four-family – owner occupied	$184	$213
One- to four-family – non-owner occupied	—	—
Multi-family residential real estate	—	—
Non-Residential real estate – commercial and office buildings	—	1,136

Total nonperforming loans	$528	$2,925

Number of nonaccrual loans	15	28

From time to time, as part of the loss mitigation process, loans may be renegotiated in a TDR when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. Management may consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable-rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. TDRs are considered to be nonperforming until they have been performing under the new terms for at least six consecutive months. TDRs are accounted for as set forth in ASC 310 Receivables (“ASC 310”). A TDR may be on nonaccrual or it may accrue interest. A TDR is typically on nonaccrual until the borrower successfully performs under the new terms for six consecutive months.

Existing performing loan customers who request a loan modification (non-TDR) and who meet the Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers. The fee assessed for modifying the loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred.

During the third quarter of the fiscal year ended June 30, 2011, Management began restructuring loans into a Note A/Note B format. Upon performing a global analysis of the relationship with the borrower, the terms of Note A were calculated using current financial information to determine the amount of payment at which the borrower would have had a debt service coverage ratio of 1.5x or better. That payment was calculated based upon a 20 to 30 year amortization period, and then was fixed for two years, with the loan maturing at the end of the two years. The amount for Note B is the difference of Note A and the original amount to be refinanced, plus reasonable closing costs. It was given the same interest rate and balloon term as Note A, but no principal or interest payments are due until maturity. Beginning in fiscal year ending June 30, 2013, management began structuring the A/B loans as 3-year balloon notes with amortization periods up to 30 years. The A note typically carries a market interest rate while the B note carries a 0% interest rate. While no amount of the original indebtedness of the borrower is forgiven through this process, the full amount of Note B is charged-off. Note A is treated as any other TDR and, generally, may return to accrual status after a history of performance in accordance with the restructured terms of at least six consecutive months is established. The following tables summarizes TDRs by loan type and accrual status.

	At June 30, 2018
	Loan Status		Total unpaid principal	Related	Recorded	Number	Average Recorded
(In thousands)	Accrual	Nonaccrual	balance	allowance	investment	of loans	investment
One- to four-family residential real estate	$1,054	$184	$1,238	$—	$1,238	13	$1,277
Multi-family residential real estate	—	—	—	—	—	—	—
Non-Residential real estate	—	—	—	—	—	—	195

Total	$1,054	$184	$1,238	$—	$1,238	13	$1,472

	At June 30, 2017
	Loan Status		Total unpaid principal	Related	Recorded	Number	Average Recorded
(In thousands)	Accrual	Nonaccrual	balance	allowance	investment	of loans	Investment
One- to four-family residential real estate	$1,297	$213	$1,510	$—	$1,510	16	$1,680
Multi-family residential real estate	—	—	—	—	—	—	—
Nonresidential real estate	—	1,136	1,136	—	1,136	3	1,207

Total	$1,297	$1,349	$2,646	$—	$2,646	19	$2,887

Interest income recognized on TDRs is as follows:

	For the year ended June 30, 2018	For the year ended June 30, 2017
One- to four-family residential real estate	$52	$58
Multi-family residential real estate	—	—
Non-Residential real estate	—	18
Construction	—	—
Commercial	—	—
Consumer	—	—

Total	$52	$76

At June 30, 2018, the Bank had 13 loans totaling $1.2 million that qualified as TDRs, with no allowance for losses on these loans. With respect to the $1.2 million in TDRs, the Bank charged off $940,000 for these loans at the time of the restructuring into the Note A/B format. At June 30, 2017, the Bank had 19 loans totaling $2.6 million that qualified as TDRs, with no allowance for losses on these loans. With respect to the $2.6 million in TDRs, the Bank charged off $1.4 million with respect to these loans at the time of the restructuring into the Note A/B format. Management continues to monitor the performance of loans classified as TDRs on a monthly basis.

The following table is a roll forward of activity in our TDRs for the fiscal years ended June 30, 2018 and 2017.

	2018		2017
(Dollar amounts in thousands)	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans
Beginning balance	$2,646	19	$3,720	22
Additions to TDRs	—	—	—	—
Removal of TDR	(83)	(1)	(300)	(2)
Impairment Reversal	—	—	—	—
Charge-offs	(136)	—	(175)	—
Payments	(1,189)	(5)	(599)	(1)

	$1,238	13	$2,646	19

The Company considers TDRs that become 90 days or more past due under the modified terms as subsequently defaulted. During the year ended June 30, 2018 the Company had one residential real estate loan for $61,000 subsequently default after modification. The recorded investment in the loan at the time of default was approximately $51,000 and was in the process of foreclosure at June 30, 2018. There was no impact to the allowance for loan losses. During the year ended June 30, 2017 the Company had one residential real estate loan for $123,000 and one nonresidential real estate loan of $716,000 subsequently default after modification. The recorded investment in the loans at the time of default was approximately $599,000. Both loans were in the process of foreclosure at June 30, 2017 and there was no impact to the allowance for loan losses.

Loans that were included in TDRs at June 30, 2018 and 2017 were generally given concessions of interest rate reductions of between 25 and 300 basis points, and/or structured as interest only payment loans for periods of one to three years. Some of these loans also have balloon payments due at the end of their lowered rate period, requiring the borrower to refinance at market rates at that time. At June 30, 2018 and 2017, all loans classified as TDRs required principal and interest payments.

No loans over ninety days past due accrued interest for the years ended June 30, 2018 and 2017. Interest income that would have been recorded for the years ended June 30, 2018 and 2017 had nonaccruing loans been current according to their original terms was $112,000 and $295,000, respectively. Interest related to nonaccrual loans included in interest income totaled $0 and $9,000 for the years ended June 30, 2018 and 2017, respectively.

The following table illustrates certain disclosures required by ASC 310-10-50-11B(c), (g) and (h).

Allowance for Credit Losses and Recorded Investment in Loans Receivable

For the year ended June 30, 2018

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Non- Owner- Occupied	Multi- Family	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Credit Losses:
Beginning Balance:	$1,093	$347	$60	$289	$2,171	$117	$127	$90	$4,294
Charge offs	(219)	(155)	—	—	(136)	—	(181)	(300)	(991)
Recoveries	88	143	—	44	176	—	35	37	523
Provision (credit)	(111)	(40)	(17)	(202)	(470)	66	284	579	89

Ending Balance:	851	295	43	131	1,741	183	$265	406	3,915

Balance, Individually Evaluated	—	—	—	—	—	—	—	—	—
Balance, Collectively Evaluated	851	295	43	131	1,741	183	265	406	3,915
Financing receivables: Ending Balance	141,696	32,070	9,760	14,489	80,694	10,483	4,145	16,653	309,990
Ending Balance: individually evaluated for impairment	1,287	175	116	—	—	—	4	—	1,582
Ending Balance: collectively evaluated for impairment	137,083	30,085	9,491	14,489	80,635	10,483	4,141	16,649	303,056
Ending Balance: loans acquired at fair value	$3,326	$1,810	$153	$—	$59	$—	$—	$4	$5,352

Allowance for Credit Losses and Recorded Investment in Loans Receivable

For the year ended June 30, 2017

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Non- Owner- Occupied	Multi- Family	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Credit Losses:
Beginning Balance:	$1,235	$426	$108	$275	$2,577	$132	$10	$122	$4,885
Charge offs	(83)	(210)	(9)	—	(600)	—	(255)	—	(1,157)
Recoveries	68	177	—	17	248	—	—	1	511
Provision (credit)	(127)	(46)	(39)	(3)	(54)	(15)	372	(33)	55

Ending Balance:	$1,093	$347	$60	$289	$2,171	$117	$127	$90	$4,294

Balance, Individually Evaluated	$—	$—	$—	$—	$—	$—	$—	$—	$—
Balance, Collectively Evaluated	$1,093	$347	$60	$289	$2,171	$117	$127	$90	$4,294
Financing receivables: Ending Balance	$133,667	$33,633	$10,667	$15,401	$74,791	$5,145	$3,026	$9,257	$285,587
Ending Balance: individually evaluated for impairment	$1,887	$370	$235	$—	$1,136	$—	$594	$—	$4,222
Ending Balance: collectively evaluated for impairment	$127,304	$31,049	$10,271	$15,401	$73,566	$5,145	$2,432	$9,250	$274,418
Ending Balance: loans acquired at fair value	$4,476	$2,214	$161	$—	$89	$—	$—	$7	$6,947

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency (“OCC”) has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, we account for those classifications when establishing a general allowance for loan losses. If we classify an asset as substandard, doubtful or loss, we evaluate the need to establish a specific allocation for the asset at that time or charge off a portion of the loan if there is a known loss.

The following table illustrates certain disclosures required by ASC 310-10-50-29(b) at June 30, 2018 and 2017.

At June 30, 2018:

	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner- Occupied Mortgage	Multi- Family	Nonresidential Real estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$137,845	$30,886	$6,866	$12,970	$75,824	$7,418	$3,538	$14,717	$290,064
Watch	2,399	1,006	2,778	1,519	4,523	3,065	590	1,936	17,816
Special mention	165	3	—	—	—	—	13	—	181
Substandard	1,287	175	116	—	347	—	4	—	1,929

Total	$141,696	$32,070	$9,760	$14,489	$80,694	$10,483	$4,145	$16,653	$309,990

At June 30, 2017:

	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner- Occupied Mortgage	Multi- Family	Nonresidential Real estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$129,053	$32,547	$6,404	$13,355	$65,031	$4,817	$2,379	$8,495	$262,081
Watch	2,283	509	3,741	2,046	7,405	328	53	762	17,127
Special mention	444	207	82	—	1,134	—	—	—	1,867
Substandard	1,887	370	440	—	1,221	—	594	—	4,512

Total	$133,667	$33,633	$10,667	$15,401	$74,791	$5,145	$3,026	$9,257	$285,587

The following table illustrates certain disclosures required by ASC 310-10-50-7A for gross loans.

At June 30, 2018:

Age Analysis of Past Due Loans Receivable

	30-59 days past due	60-89 days past due	Greater than 90 days	Total past due	Total current	Total loans receivable
			(In thousands)
One- to four-family mortgage – owner occupied	$570	$—	$49	$619	$141,077	$141,696
Consumer	194	5	11	210	31,860	32,070
One- to four-family mortgage – nonowner-occupied	—	—	—	—	9,760	9,760
Multi-family mortgage	—	—	—	—	14,489	14,489
Non-Residential real estate mortgage – commercial and office buildings	—	—	—	—	80,694	80,694
Construction	—	—	—	—	10,483	10,483
Land	13	—	—	13	4,132	4,145
Commercial and agricultural	—	—	—	—	16,653	16,653

Total	$777	$5	$60	$842	$309,148	$309,990

At June 30, 2017:

Age Analysis of Past Due Loans Receivable

	30-59 days past due	60-89 days past due	Greater than 90 days	Total past due	Total current	Total loans receivable
	(In thousands)
One- to four-family mortgage – owner occupied	$345	$579	$382	$1,306	$132,361	$133,667
Consumer	93	57	23	173	33,460	33,633
One- to four-family mortgage – nonowner-occupied	—	—	235	235	10,432	10,667
Multi-family mortgage	—	—	—	—	15,401	15,401
Non-Residential real estate mortgage – commercial and office buildings	—	—	535	535	74,256	74,791
Construction	—	—	—	—	5,145	5,145
Land	—	—	—	—	3,026	3,026
Commercial and agricultural	118	—	—	118	9,139	9,257

Total	$556	$636	$1,175	$2,367	$283,220	$285,587

The following table illustrates certain disclosures required by ASC 310-10-50-15.

	Impaired Loans For the year ended June 30, 2018
	Recorded investment	Unpaid principal balance	Specific allowance	Interest income recognized	Average recorded investment
	(In thousands)
One- to four-family mortgage – owner occupied	$1,287	$1,508	$—	$68	$1,373
Consumer	175	313	—	—	199
One- to four-family mortgage – nonowner-occupied	116	116	—	—	179
Multi-family mortgage	—	920	—	—	—
Non-Residential real estate mortgage – commercial and office buildings	—	—	—	—	147
Construction	—	—	—	—	—
Land	4	11	—	—	242
Commercial and agricultural	—	269	—	—	—

Total	$1,582	$3,137	$—	$68	$2,140

	Impaired Loans For the year ended June 30, 2017
	Recorded investment	Unpaid principal balance	Specific allowance	Interest income recognized	Average recorded investment
	(In thousands)
One- to four-family mortgage – owner occupied	$1,887	$2,144	$—	$59	$2,169
Consumer	370	653	—	3	391
One- to four-family mortgage – nonowner-occupied	235	235	—	4	349
Multi-family mortgage	—	920	—	—	—
Non-Residential real estate mortgage – commercial and office buildings	1,136	2,719	—	20	1,468
Construction	—	—	—	—	—
Land	594	857	—	—	286
Commercial and agricultural	—	6	—	—	—

Total	$4,222	$7,534	$—	$86	$4,663

Impaired loans at June 30, 2018 include TDRs with a principal balance and recorded investment of $1.2 million. Impaired loans at June 30, 2017 include TDRs with a principal balance and recorded investment of $2.6 million. The Bank did not have any investments in subprime loans at June 30, 2018 or 2017.

ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances when initially accounting for acquired impaired loans. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of this pronouncement. It limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.

The Company acquired loans pursuant to the acquisition of the Integra branches in June 2010. The Company reviewed the loan portfolio at acquisition to determine whether there was evidence of deterioration of credit quality since origination and if it was probable that it will be unable to collect all amounts due according to the loan’s contractual terms. When both conditions existed, the Company accounted for each loan individually, considered expected prepayments, and estimated the amount and timing of discounted expected principal, interest, and other cash flows (expected at acquisition) for each loan. The Company determined the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield). There were no purchased credit impaired loans at June 30, 2018.

Over the life of the loan, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased, and if so, the Company establishes a valuation allowance for the loan. Valuation allowances for acquired loans reflect only those losses incurred after acquisition; that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to our acquisition of the loans. For loans that are not accounted for as debt securities, the present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan. For any remaining increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s remaining life.

The following table depicts the accretable yield (in thousands) at the beginning and end of the period.

Balance, July 1, 2016	$433
Accretion	4

Balance, June 30, 2017	$429
Accretion	112

Balance, June 30, 2018	$317

NOTE 4 – OTHER REAL ESTATE OWNED

Other real estate owned consists of the following at:

	June 30,
	2018	2017
	(In thousands)
One- to four-family residential	$—	$93
Multi-family	—	—
Land	—	—

	$—	$93

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	June 30, (In thousands)
	2018	2017
Land and land improvements	$2,308	$2,520
Building and building improvements	6,212	6,272
Furniture and equipment	3,253	3,893

	11,773	12,685
Less: accumulated depreciation	5,454	6,082

	$6,319	$6,603

NOTE 6 – DEPOSITS

Deposits at June 30, 2018 and 2017 consist of the following:

	June 30, 2018		June 30, 2017
	(Dollars in thousands)
	Weighted Average Rate	Balance	Weighted Average Rate	Balance
Demand deposit accounts	0.33%	$195,451	0.16%	$175,026
Savings	0.27%	122,573	0.27%	124,102
Money market deposit accounts	0.87%	22,322	0.85%	28,927

Total demand and passbook deposits		340,346		328,055

Certificates of deposit:
Less than 12 months	1.08%	55,343	0.72%	53,020
12 months to 24 months	1.48%	29,884	0.92%	23,440
24 months to 36 months	1.82%	4,649	1.59%	8,210
More than 36 months	1.72%	8,654	1.51%	7,497
Individual retirement accounts	1.25%	30,371	1.09%	33,433

Total certificates of deposit		128,901		125,600

Total deposit accounts		$469,247		$453,655

Interest expense on deposits is as follows:

	For the years ended June 30
	2018	2017
	(In thousands)
NOW and money market accounts	$760	$446
Savings	336	318
Certificates of deposit	1,252	1,294

	$2,348	$2,058

The aggregate amount of time deposits with a minimum denomination of $250,000 was approximately $30,529,000 and $23,497,000 at June 30, 2018 and 2017, respectively. Individual deposits with denominations of more than $250,000 are not federally insured.

Total non-interest bearing deposits were approximately $114,605,000 and $105,736,000 at June 30, 2018 and 2017, respectively. Municipal deposits totaled approximately $114,327,000 and $107,155,000 at June 30, 2018 and 2017, respectively.

Maturities of certificate accounts are as follows:

	June 30, 2018	June 30, 2017
	(In thousands)
One year or less	$67,671	$66,327
1 – 2 years	37,933	31,573
2 – 3 years	10,257	16,536
3 – 4 years	8,462	3,807
4 – 5 years	4,564	7,343
Over 5 years	14	14

Totals	$128,901	$125,600

NOTE 7 – GOODWILL AND ACQUISITION INTANGIBLES

On June 4, 2010 the Company completed the purchase of three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Milan, Versailles, and Osgood, Indiana and a portfolio of selected loans originated by other offices of Integra Bank. This acquisition was consistent with the Bank’s strategy to strengthen and expand its Southeast Indiana market share. This transaction added $53.0 million in deposits and $45.9 million in loans. The deposits were purchased at a premium of 4.50%. As a result of the acquisition, the Company recorded a core deposit intangible asset of $1,400,000 and goodwill of $2,522,000.

Goodwill

As permitted by current accounting rules, the Company completed its qualitative assessment to determine whether current events or changes in circumstances lead to a determination that it is more likely than not, as defined, that the fair value of the reporting unit is less than its carrying amount. Based upon the Company’s assessment, there was no such determination that the fair value of the reporting unit is less than its carrying amount. Accordingly, the Company did not apply the traditional two-step goodwill impairment test.

Intangible Assets

The Integra acquisition included a core deposit intangible asset of $1,400,000. Amortization expense for the years ended June 30, 2018 and 2017 totaled $117,000 and $117,000, respectively. Amortization of the core deposit intangible for future years is as follows (in thousands):

2019	78

$78

NOTE 8 – FAIR VALUES OF ASSETS AND LIABILITIES

The estimated fair values of the Company’s financial instruments are as follows:

	June 30,
	2018		2017
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
	(In thousands)
Financial assets:
Cash and interest-bearing deposits	$37,461	$37,461	$26,885	$26,885
Investment securities available for sale	74,265	74,265	79,188	79,188
Investment securities held to maturity	41,586	41,651	41,954	42,711
Mortgage-backed securities	52,353	52,353	68,374	68,374
Loans receivable and loans held for sale	307,903	307,082	283,482	283,342
Accrued interest receivable	2,029	2,029	2,002	2,002
Investment in FHLB stock	3,527	3,527	3,527	3,527
Financial liabilities:
Deposits	$469,247	$469,846	$453,655	$454,302
Accrued interest payable	24	24	21	21
FHLB advances	6,833	6,780	8,833	8,953
Off-balance sheet items	—	—	—	—

As discussed in Note 1, Basis of Presentation and Summary of Significant Accounting Pronouncements, ASC 820-10-50-2 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 2 securities include U.S. Government and agency mortgage-backed securities, U.S. Government agency bonds, municipal securities, and other real estate owned. If quoted market prices are not available, the Bank utilizes a third party vendor to calculate the fair value of its available for sale securities. The third party vendor uses quoted prices of securities with similar characteristics when available. If such quotes are not available, the third party vendor uses pricing models or discounted cash flow models with observable inputs to determine the fair value of these securities. For other real estate owned, the Bank utilizes appraisals obtained from independent third parties to determine fair value.

Fair value measurements for certain assets and liabilities recognized in the accompanying statements of financial condition and measured at fair value on a recurring basis:

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
June 30, 2018:
Mortgage-backed securities	$52,353	$—	$52,353	$—
Municipal bonds	35,205	—	35,205	—
Small Business Admin	8,607	—	8,607	—
Collateralized Mortgage Obligations	27,519	—	27,519	—
Certificates of Deposit	2,723	—	2,723	—
Other equity securities	211	211	—	—
Mortgage servicing rights	875	—	875	—
June 30, 2017:
Mortgage-backed securities	$68,374	$—	$68,374	$—
Municipal bonds	36,941	—	36,941	—
Small Business Admin	9,743	—	9,743	—
Collateralized Mortgage Obligations	29,305	—	29,305	—
Certificates of Deposit	3,000	—	3,000	—
Other equity securities	199	199	—	—
Mortgage servicing rights	766	—	766	—

Fair value measurements for certain assets and liabilities recognized in the accompanying statements of financial condition and measured at fair value on a nonrecurring basis:

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
	(In thousands)
June 30, 2018
Other real estate owned	$—	$—	$—	$—
Loans available for sale	501	—	501	—
Collateral dependent impaired loans	—	—	—	—
June 30, 2017:
Other real estate owned	$93	$—	$93	$—
Loans available for sale	1,005	—	1,005	—
Collateral dependent impaired loans	—	—	—	—

The adjustments to other real estate owned and impaired loans are based primarily on current appraisals of the real estate cash flow analysis or other observable market prices.

The following table presents fair value measurements for the Company’s financial instruments which are not recognized at fair value in the accompanying statements of financial position on a recurring or nonrecurring basis.

	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
June 30, 2018:
Financial assets:
Cash and interest bearing deposits	$37,461	$37,461	$—	$—
Investment securities held to maturity	41,651	—	41,651	—
Loans receivable and loans held for sale	307,082	—	307,082	—
Accrued interest receivable	2,029	—	2,029	—
Investment in FHLB stock	3,527	—	3,527	—
Financial liabilities:
Deposits	469,846	—	469,846	—
Accrued interest payable	24	—	24	—
FHLB advances	6,780	—	6,780	—
June 30, 2017:
Financial assets:
Cash and interest bearing deposits	$26,885	$26,885	$—	$—
Investment securities held to maturity	42,711	—	42,711	—
Loans receivable and loans held for sale	283,342	—	283,342	—
Accrued interest receivable	2,002	—	2,002	—
Investment in FHLB stock	3,527	—	3,527	—
Financial liabilities:
Deposits	454,302	—	454,302	—
Accrued interest payable	21	—	21	—
FHLB advances	8,953	—	8,953	—

NOTE 9 – BORROWED FUNDS

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB held by the Bank and a blanket pledge agreement for qualifying first mortgage loans. The Bank had $6,833,000 in outstanding FHLB advances at June 30, 2018 and $8,833,000 in outstanding FHLB advances at June 30, 2017. At June 30, 2018, the Bank had four outstanding advances from the FHLB totaling $6,833,000 at interest rates ranging from 1.77% to 2.63%. At June 30, 2018, there were no outstanding borrowings under the line of credit agreement with FHLB. At June 30, 2017, the Bank had five outstanding advances from the FHLB totaling $8,833,000 at interest rates ranging from 1.58% to 2.63%. The outstanding FHLB advances require monthly interest payments and mature at dates ranging from October 2018 through January 2022. The weighted average interest rate on outstanding FHLB advances as of June 30, 2018 was 2.37%. Maturities of FHLB advances and outstanding borrowings under the line of credit agreement are as follows (in thousands) for the year ended June 30:

2019	$1,667
2020	—
2021	3,166
2022	2,000

Total	$6,833

NOTE 10 – EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Bank has a standard 401(k) profit sharing plan. Eligible participants must be at least 18 years of age and have one year of service. The Bank makes matching contributions based on each employee’s deferral contribution. Total expense under the plan for the years ended June 30, 2018 and 2017 totaled approximately $192,000 and $195,000, respectively.

ESOP

As of June 30, 2018, and 2017, the ESOP owned 118,771 and 142,371 shares, respectively, of the Company’s common stock, which were held in a suspense account until released for allocation to the participants. Additionally, as of June 30, 2018, the Company had committed to release from suspense 10,652 shares. The Company recognized compensation expense of $430,000 and $451,000 during the years ended June 30, 2018 and 2017, respectively, which equals the fair value of the ESOP shares during the periods in which they became committed to be released. The fair value of the unearned ESOP shares approximated $3,231,000 at June 30, 2018.

Contributions to the ESOP and shares released from the suspense account will be allocated to each eligible participant based on the ratio of each such participant’s compensation, as defined in the ESOP, to the total compensation of all eligible plan participants. Participants become 100% vested in their accounts upon three years of service. Participants with less than three years of service are 0% vested in their accounts.

The original term loan, which bears interest at 7.75%, is payable in fifteen annual installments of $370,000 through December 31, 2020. Due to additional principal payments made, the original term loan matured on December 31, 2017. An additional term loan resulting from the second step conversion bears interest at 3.25% and is payable in twenty annual installments of $107,000 through December 31, 2032. Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation to the ESOP participants. Each plan year, in addition to any discretionary contributions, the Company will contribute cash to the ESOP to enable the ESOP to make its principal and interest payments under the term loan. Company contributions may be increased by any investment earnings attributable to such contributions and any cash dividends paid with respect to Company stock held by the ESOP.

Deferred Compensation

In March 2002, the Bank adopted supplemental retirement income programs with selected officers and board members. To offset the costs associated with these plans, the Bank purchased single-premium life insurance policies on each officer and director, at a cumulative total cost of $5,100,000. During subsequent years, additional insurance policies were purchased with a cumulative total cost of $9,100,000 in order to offset and recover existing benefit expenses. The cash surrender value of these policies totaled $17,121,000 and $17,023,000 at June 30, 2018 and 2017, respectively.

The directors’ liability is accrued based on life expectancies and a discount rate. Information related to directors’ liability for the years ended June 30, 2018 and 2017 is as follows:

Liability balance at July 1, 2016	$992,630
Contributions to plan	67,220
Payments to participants	(137,990)

Liability balance at June 30, 2017	921,860
Contributions to plan	69,370
Payments to participants	(105,300)

Liability balance at June 30, 2018	$885,930

For the officers, an annual contribution based on actuarial assumptions is made to a secular trust with the employee as the beneficiary. Upon any change in control of the Bank, the plan provides for full supplemental benefits which would have occurred at age 65.

Future expected contributions for the funding of officers’ deferred compensation are as follows:

2018	$81,880
2019	81,880
2020	81,880
2021 and thereafter	202,838

$448,478

Officers supplemental retirement expense totaled $164,000 and $206,000 for the years ended June 30, 2018 and 2017, respectively.

Supplemental Executive Retirement Plan

A Supplemental Executive Retirement Plan (SERP) was established to provide participating executives (as determined by the Company’s Board of Directors) with benefits that cannot be provided under the 401(k) Profit Sharing Plan or ESOP as a result of limitations imposed by the Internal Revenue Code. The SERP will also provide benefits to eligible employees if they retire or are terminated following a change in control before the complete allocation of shares under the ESOP. Effect on income for the years ended June 30, 2018 and 2017 was minimal.

NOTE 11 – STOCK-BASED COMPENSATION

In November 2006, the Company adopted the United Community Bancorp 2006 Equity Incentive Plan (2006 Equity Incentive Plan) for the issuance of restricted stock, incentive stock options and non-statutory stock options to employees, officers and directors of the Company. The aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the Equity Incentive Plan was 381,648, of which 272,606 were available to be issued in connection with the exercise of stock options and 109,042 were available to be issued as restricted stock. In December 2006, the Board of Directors of the Company authorized the funding of a trust that purchased 109,042 shares of the Company’s outstanding common stock to be used to fund restricted stock awards granted under the 2006 Equity Incentive Plan.

In February 2014, the Company adopted the United Community Bancorp 2014 Equity Incentive Plan (2014 Equity Incentive Plan) for the issuance of restricted stock, incentive stock options and non-statutory stock options to employees, officers and directors of the Company. The aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the Equity Incentive Plan is 372,102, of which 275,099 are available to be issued in connection with the exercise of stock options and 97,003 are available to be issued in the form of restricted stock and performance shares. In 2014, the Board of Directors of the Company authorized the funding of a trust that purchased 97,003 shares of the Company’s outstanding common stock to be used to fund restricted stock awards granted under the 2014 Equity Incentive Plan.

In April 2014 and September, 2017, the Company granted awards as follows:

	Number issued under the
Award Type	2006 Incentive Stock Plan	2014 Incentive Stock Plan	Total Awarded
Restricted share awards	13,310	83,830	97,140
Incentive stock options	36,802	165,258	202,060
Non-statutory stock options	—	74,277	74,277

	50,112	323,365	373,477

These awards vest at 20% annually beginning April 2015 through September 2022. As of June 30, 2018, 31.25% of the awards granted in 2014 and 2017 remained outstanding and unvested. Total recognized compensation expense was $277,000 and $249,000 for the years ended June 30, 2018 and 2017, respectively. The unvested expense as of June 30, 2018 that will be recorded as expense in future periods is $575,000 which will be recorded over time over 51 months. The expense for the April, 2014 awards has been calculated for stock options using the following assumptions: expected volatility of 14.22%, risk-free interest rate of 2.70%, expected term of ten years and expected dividend yield of 2.12%. The expense for the September, 2017 awards has been calculated for stock options using the following assumptions: expected volatility of 12.73%, risk-free interest rate of 2.24%, expected term of ten years and expected dividend yield of 2.08%.

Of awards granted in December 2006, there were no incentive stock options or non-statutory stock options that remained outstanding. There was no compensation expense recognized for awards granted in December 2006 for the years ended June 30, 2018 and 2017, nor is there any remaining unvested expense as of June 30, 2018 that will be recorded as expense in future periods.

Information related to stock options for the years ended June 30, 2018 and 2017 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at July 1, 2016	450,457	14.47
Granted	—	—
Forfeited	(19,806)	—
Exercised	(27,462)
Expired	(227,626)	—

Outstanding at June 30, 2017	175,563	11.33
Granted	53,506	19.25
Forfeited	—	—
Exercised	(16,506)	—
Expired	—	—

Outstanding at June 30, 2018	212,563	13.32	8.5 years

Exercisable at June 30, 2018	126,050	11.33	5.8 years

Fair value of options		$2.06

A summary of the status of unvested stock options for the years ended June 30, 2018 and 2017 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at July 1, 2016	128,747	1.88
Granted	—	—
Vested	(42,926)	1.88
Forfeited	(19,806)	—

Outstanding at June 30, 2017	66,015	1.88
Granted	53,506	2.60
Vested	(33,008)	1.88
Forfeited	—	—

Outstanding at June 30, 2018	86,513	2.33

Information related to restricted stock grants for the years ended June 30, 2018 and 2017 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at July 1, 2016	45,396	11.33
Granted	—	—
Vested	(15,132)	11.33
Forfeited	(6,984)	—

Outstanding at June 30, 2017	23,280	11.33
Granted	18,570	19.25
Vested	(11,645)	11.33
Forfeited	—	—

Outstanding at June 30, 2018	30,205	16.20

NOTE 12 – SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended June 30,
	2018	2017
	(In thousands)
Supplemental disclosure of cash flow information is as follows:
Cash paid during the period for:
Income taxes, net	$645	$441
Interest	$2,529	$2,270
Supplemental disclosure of non-cash investing and financing activities is as follows:
Unrealized loss on securities designated as available for sale, net of tax	$(1,955)	$(2,238)
Transfers of loans to other real estate owned	$163	$122
Option exercise and restricted stock windfall	$80	$39
Transfer of cash surrender value of bank-owned life insurance of $431 to a receivable, net of $10 accrued expense	$—	$421
Other comprehensive income reclassification due to early adoption of ASU 2018-02	$(223)	$—
Transfer of 2006 restricted stock to treasury	$62	$—

NOTE 13 – COMMITMENTS

Leases

The Bank is party to various operating leases for property and equipment. Lease expense for the years ended June 30, 2018 and 2017 was $64,000 and $30,000, respectively.

Future minimum lease payments under these lease agreements are as follows for the fiscal years ended:

2019	$80,000
2020	64,000
2021	43,000
2022	41,000
2023	20,000

$248,000

The Bank entered into lease agreements with various tenants who lease space from the Bank in certain locations where the Bank has a branch office. Revenue from these leases for the years ended June 30, 2018 and 2017 was $20,100 and $20,100, respectively.

Future minimum lease payments under these lease agreements are as follows for the fiscal years ended:

2019	$27,000
2020	12,000

$39,000

Loans

In the ordinary course of business, the Bank has various outstanding commitments to extend credit that are not reflected in the accompanying consolidated financial statements. These commitments involve elements of credit risk in excess of the amounts recognized in the balance sheet.

The Bank uses the same credit policies in making commitments for loans as it does for loans that have been disbursed and recorded in the consolidated balance sheet. The Bank generally requires collateral when it makes loan commitments, which generally consists of the right to receive first mortgages on improved or unimproved real estate when performance under the contract occurs.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Certain of these commitments are for fixed-rate loans, and, therefore, their values are subject to market risk as well as credit risk. Generally, these commitments do not extend beyond 90 days.

At June 30, 2018, the Bank’s total commitment to extend credit at variable rates was $47,563,000. The amount of fixed-rate commitments was approximately $8,523,000 at June 30, 2018. The fixed-rate loan commitments at June 30, 2018 have interest rates ranging from 3.25% to 21.0%. The Bank had no letters of credit outstanding at June 30, 2018.

At June 30, 2017, the Bank’s total commitment to extend credit at variable rates was $42,543,000. The amount of fixed-rate commitments was approximately $3,690,000 at June 30, 2017. The fixed-rate loan commitments at June 30, 2017 have interest rates ranging from 3.25% to 21.0%. The Bank had no letters of credit outstanding at June 30, 2017.

NOTE 14 – RELATED PARTY TRANSACTIONS

Loans to executive officers, directors and their affiliated companies, totaled $1,021,000 and 1,031,000 at June 30, 2018 and 2017, respectively. All loans were current at June 30, 2018 and 2017.

The activity in loans to executive officers, directors and their affiliated companies are as follows:

	For the year ended June 30,
	2018	2017
	(In thousands)
Beginning balance	$1,031	$1,590
New loans	303	194
Owner Status Change	(10)	(178)
Payments on loans	(303)	(575)

Ending balance	$1,021	$1,031

Deposits from officers, directors and affiliates totaled $660,000 and $882,000 at June 30, 2018 and 2017, respectively.

NOTE 15 – REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulation involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action that, if undertaken, could have a direct material effect on the consolidated financial statements.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. In February 2016, the most recent regulatory notifications categorized the Bank as well capitalized. There are no conditions or events since that notification that management believes have changed the institution’s category. Management believes that, under current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.

In early July 2013, the Federal Reserve Board approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act.

The rules include new risk-based capital and leverage ratios, which were effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The minimum capital level requirements applicable to the Company and the Bank are now: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The rules also established a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and resulting in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The capital conservation buffer requirement was phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The following tables summarize the Bank’s capital amounts and the ratios required:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2018
Common equity tier 1 risk-based capital	$61,201	19.83%	$13,886	4.50%	$20,058	6.50%
Tier 1 risk-based capital	61,201	19.83%	18,515	6.00%	24,686	8.00%
Total risk-based capital	65,058	21.08%	24,686	8.00%	30,858	10.00%
Tier 1 leverage	61,201	11.19%	21,871	4.00%	27,338	5.00%
June 30, 2017
Common equity tier 1 risk-based capital	$59,928	20.65%	$13,059	4.50%	$18,863	6.50%
Tier 1 risk-based capital	59,928	20.65%	17,412	6.00%	23,216	8.00%
Total risk-based capital	63,566	21.90%	23,216	8.00%	29,020	10.00%
Tier 1 leverage	59,928	11.13%	21,530	4.00%	26,912	5.00%

Dividends from the Bank are one of the major sources of funds for the Company. These funds aid the Company in payment of dividends to shareholders, expenses, and other obligations. Payment of dividends by the Bank to the Company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current calendar year and retained net income for the preceding two years, less any required transfers to surplus or common stock. As of June 30, 2018, the Bank has received proper regulatory approval for any dividends paid to the Company in excess of regulatory limits.

Reconciliation of GAAP equity to regulatory capital is as follows for the Bank:

	June 30,
	2018	2017
	(In thousands)
GAAP equity	$61,691	$62,521
Intangible assets, net	(2,269)	(2,219)
Unrealized loss on securities available for sale	3,038	852
Disallowed deferred tax assets	(1,259)	(1,226)

Tier 1 capital	61,201	59,928
General allowance for loan losses	3,857	3,638

Risk-based capital	$65,058	$63,566

NOTE 16 – INCOME TAXES

The components of the provision for income taxes are summarized as follows:

	For the year ended June 30,
	2018	2017
	(In thousands)
Current tax expense:
Federal	$308	$542
State	142	175

	450	717

Deferred tax expense:
Federal	762	178
State	57	58

	819	236

	$1,269	$953

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 2018 and 2017 are as follows:

	June 30,
	2018	2017
	(In thousands)
Deferred tax assets arising from:
Loan loss allowance	$963	$1,650
Vacation and bonus accrual	148	256
Supplemental retirement	198	318
Stock-based compensation	42	49
Acquisition-related expenses	56	98
State depreciation differences	50	51
Yield adjustment for purchased loans	78	165
Nonaccrual interest	13	93
AMT credit carryforward	1,259	1,226
Unrealized loss in market value of investments	991	548
Merger fees	112	—

Total deferred tax assets	3,910	4,454

Deferred tax liabilities arising from:
Mortgage servicing rights	(215)	(294)
Depreciation	(92)	(199)
Deferred loan fees	(326)	(455)
Amortization of intangible assets	(190)	(240)

Total deferred tax liabilities	(823)	(1,188)

Net deferred tax asset	$3,087	$3,266

The rate reconciliation is as follows:

	For the year ended June 30,
	2018	2017
	(In thousands)
Federal income taxes at statutory rate	$1,163	$1,496
State taxes, net of federal benefit	160	174
Increase (decrease) in taxes resulting primarily from:
Non-taxable income on bank-owned life insurance	(168)	(212)
Tax exempt income	(545)	(662)
Expiration of stock options	—	118
Federal tax rate change	683	—
Other	(24)	39

	$1,269	$953

Effective tax rate	30.01%	21.66%

The Company’s earnings for the year ended June 30, 2018 were negatively impacted by a one-time adjustment to the net deferred tax asset in the amount of $683,000 due to the effect of the tax law changes established by the Tax Cuts and Jobs Act (the “Act”), which was signed into law by the President on December 22, 2017. The Act reduced the federal corporate tax rate to 21%. This change required the Company to revalue its net deferred tax asset, which represents corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduces the tax benefits of the net deferred tax asset. While the one-time adjustment caused a reduction in after-tax net income for the year ended June 30, 2018, the reduction of the corporate income tax rate from 34% to 21% is expected to be favorable to the Company in future periods.

Retained earnings at June 30, 2018 and 2017, include approximately $749,000 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank, or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $157,000.

The Company accounts for uncertainty in tax positions under ASC 275-10-50-8. The Company had no unrecognized tax benefits as of June 30, 2018 and 2017. The Company recognized no interest and penalties on the underpayment of income taxes during the fiscal years ended June 30, 2018 and 2017 and had no accrued interest and penalties on the balance sheet as of June 30, 2018 and 2017. The Company has no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase with the next twelve months. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for tax years ending on or before June 30, 2014.

NOTE 17 – STOCK REPURCHASE PLAN

On May 18, 2015, the Company’s Board of Directors approved the repurchase of up to 231,571 shares of the Company’s outstanding common stock, which was approximately 5% of the Company’s outstanding shares as of May 18, 2015. Purchases were conducted solely through and based upon the parameters of a Rule 10b5-1 repurchase plan. As of June 30, 2016, all had been repurchased at a total cost of $3,367,000.

On November 6, 2015, United Community Bancorp entered into a Stock Repurchase Agreement with Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P. and Stilwell Partners, L.P. (collectively, the “Sellers”). Pursuant to the Stock Repurchase Agreement, the Company purchased 318,756 shares of its common stock, $0.01 par value, from the Sellers for an aggregate purchase price of $4,781,340, or $15.00 per share. The repurchase was funded with cash on hand and completed the 5% repurchase program mentioned above. Following the repurchase transaction, the Company had 4,201,326 shares of common stock outstanding.

On November 4, 2016, the Company’s Board of Directors approved the repurchase of up to 209,907 shares of the Company’s outstanding common stock, which was approximately 5% of the Company’s outstanding shares as of November 4, 2016. Purchases are being conducted solely through and based upon the parameters of Rule 10b5-1 repurchase plan. As of June 30, 2017, a total of 14,692 shares have been purchased at a total cost of $238,000. There were no repurchases in the year ending June 30, 2018.

NOTE 18 – COMPREHENSIVE INCOME RECLASSIFICATION ADJUSTMENT

The following information discloses the reclassification adjustments for each component of accumulated other comprehensive income, including the income statement line items that are affected as of June 30, 2018 (amounts in thousands):

Accumulated Other Comprehensive Income Components	Reclassification Amount	Affected Line Item in the Consolidated Statements of Income
Unrealized gains on securities available for sale	$(9)	Gain on sale of investments
	$2	Tax expense

Total reclassifications for the period	$(7)	Reclassification adjustment, net of tax

The following information discloses the reclassification adjustments for each component of accumulated other comprehensive income, including the income statement line items that are affected as of June 30, 2017:

Accumulated Other Comprehensive Income Components	Reclassification Amount	Affected Line Item in the Consolidated Statements of Income
Unrealized gains on securities available for sale	$(79)	Gain on sale of investments
	$31	Tax expense

Total reclassifications for the period	$(48)	Reclassification adjustment, net of tax

NOTE 19 – PARENT ONLY FINANCIAL STATEMENTS

The following condensed financial statements summarize the financial position of the Company (parent company only) as of June 30, 2018 and 2017, and the results of its operations and cash flows for the fiscal years ended June 30, 2018 and 2017 (all amounts in thousands):

UNITED COMMUNITY BANCORP

STATEMENTS OF FINANCIAL CONDITION

June 30, 2018 and 2017

	2018	2017
ASSETS
Cash and cash equivalents	$6,554	$6,261
Securities available for sale – at estimated market value	211	199
Accrued interest receivable	16	24
Deferred income taxes	1,371	1,230
Prepaid expenses and other assets	2,060	1,418
Investment in United Community Bank	61,691	62,521

	$71,903	$71,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$267	$362
Stockholders’ equity	71,636	71,291

	$71,903	$71,653

UNITED COMMUNITY BANCORP

STATEMENTS OF OPERATIONS

June 30, 2018 and 2017

	2018	2017
Interest income:
ESOP loan	$40	$64
Securities	27	13
Other income:
Other operating income	1	1
Equity in earnings of United Community Bank	3,748	3,656

Net revenue	3,816	3,734
Operating expenses:
Other operating expenses	1,185	415

Income before income taxes	2,631	3,319
Income tax benefit	(328)	(128)

Net income	$2,959	$3,447

UNITED COMMUNITY BANCORP

STATEMENTS OF CASH FLOWS

June 30, 2018 and 2017

	2018	2017
Operating activities:
Net income	$2,959	$3,447
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of United Community Bank	(3,748)	(3,656)
Shares committed to be released	277	451
Stock-based compensation	430	248
Deferred income taxes	(145)	(343)
Effects of change in assets and liabilities	(729)	760
Dividends received from United Community Bank	2,695	2,617

Net cash provided by operating activities	1,739	3,524

Financing activities:
Repurchases of common stock	—	(273)
Proceeds from exercise of stock options	186	255
Dividends paid to stockholders	(1,632)	(1,092)

Net cash used in financing activities	(1,446)	(1,110)

Net increase in cash and cash equivalents	293	2,414
Cash and cash equivalents at beginning of year	6,261	3,847

Cash and cash equivalents at end of year	$6,554	$6,261

	Years Ended
	June 30,
	2018	2017
	(In thousands)
Supplemental disclosure of non-cash investing and financing activities is as follows:
Unrealized losses on securities designated as available for sale, net of tax	$8	$19
Restricted stock and stock option exercise windfall	$80	$39
Transfer of 2006 restricted stock to treasury	$62	$—

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present quarterly financial information for the Company for 2018 and 2017:

	For the year ended June 30, 2018
	(In thousands)
	Fourth quarter	Third quarter	Second quarter	First quarter
Interest income	$4,497	$4,433	$4,356	$4,365
Interest expense	723	575	581	653

Net interest income	3,774	3,858	3,775	3,712
Provision for loan losses	59	7	9	14

Net interest income after provision for loan losses	3,715	3,851	3,766	3,698

Noninterest income	1,228	1,102	1,137	1,100
Noninterest expense	3,902	4,220	3,492	3,755

Income before income taxes	1,041	733	1,411	1,043
Provision for income taxes	152	22	914	181

Net income	$889	$711	$497	$862

	For the year ended June 30, 2017
	(In thousands)
	Fourth quarter	Third quarter	Second quarter	First quarter
Interest income	$4,206	$4,083	$3,948	$3,943
Interest expense	561	533	550	625

Net interest income	3,645	3,550	3,398	3,318
Provision for (recovery of) loan losses	12	11	15	17

Net interest income after provision for (recovery of) loan losses	3,633	3,539	3,383	3,301

Noninterest income	1,176	1,035	1,277	1,308
Noninterest expense	3,511	3,417	3,662	3,662

Income before income taxes	1,298	1,157	998	947
Provision for income taxes	311	219	258	165

Net income	$987	$938	$740	$782